Exhibit 10.23

PLAINS EXPLORATION & PRODUCTION COMPANY

SUMMARY OF NAMED EXECUTIVE OFFICER

SALARY INCREASES

Effective March 1, 2008

Effective March 1, 2008, the base salaries of each of the named executive officers of Plains Exploration & Production Company was increased as follows: James C. Flores, to $1,200,000; each of Doss R. Bourgeois, Winston M. Talbert and John F. Wombwell, to $650,000. Each executive’s target bonus is equal to his base salary.